APAC TELESERVICES, INC.

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         EXHIBIT (11) - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

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                                                 THIRTEEN WEEKS ENDED                    TWENTY-SIX WEEKS ENDED
                                              JUNE 30,            JULY 2,             JUNE 30,           JULY 2,
                                                1996               1995                 1996               1995
                                                         (000's omitted, except for per share data)


Primary shares:
  Average shares outstanding                   46,240             39,600              46,220             39,600
  Net effect of dilutive stock
    options - based upon the
    treasury stock method using
    average market price                        1,820                486               1,649                486
      Totals                                   48,060             40,086              47,869             40,086


Fully diluted shares:
  Average shares outstanding                   46,240             39,600              46,220             39,600
  Net effect of dilutive stock
   options - based upon the
    treasury stock method using
    quarter-end market price                    1,820                486               1,832                486
      Totals                                   48,060             40,086              48,052             40,086

      Net income                               $7,121             $2,972             $11,836             $5,498

Pro forma income data:
  Net income as reported                                          $2,972                                 $5,498
  Pro forma adjustment to
    recognize "C" corporation
    provision for income taxes                                    (1,164)                                (2,153)
      Pro forma net income                                        $1,808                                 $3,345

Primary per share amounts:
  Net income as reported                        $0.15              $0.07               $0.25              $0.13
  Pro forma adjustment                           -                 (0.03)                -                (0.05)
    Net income as adjusted                      $0.15              $0.04               $0.25              $0.08


Fully diluted per share amounts:
  Net income as reported                        $0.15              $0.07               $0.25              $0.13
  Pro forma adjustment                            -                (0.03)                -                (0.05)
    Net income as adjusted                      $0.15              $0.04               $0.25              $0.08
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